Exhibit 10.2


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                             AssureTec Systems, Inc.

                                       AND

                                Robert C. Babbitt





     This EMPLOYMENT AGREEMENT made effective the 20th day of January, 2003 (the "Effective Date"), by and between AssureTec Systems, Inc., such corporation organized under the laws of Delaware with offices at 200 Perimeter Road, Manchester, NH 03103 (the "Company"), and Robert C. Babbitt, residing at 82 Hawthorne Village Road, Nashua, NH 03062 (the "Employee").

W I T N E S E T H :
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     The Company and the Employee desire that he serve as President and Chief
Operating Officer, an executive management position with the Company, on the terms and conditions hereinafter set forth.

     In consideration of the premises and covenants and agreements contained herein, the parties hereto agree as follows:


     1. Employment, Duties and Acceptance.


     a. The Company initially employed the Employee to render his services on behalf of the Company or affiliated companies as Executive Vice President of Sales and becoming President and Chief Operating Officer effective May 1, 2003 and to perform those services normally associated with such titles in accordance with the terms of this agreement.

     b. The services of the Employee shall be rendered subject to the direction of the Company's Board of Directors, its Executive Committee or such individual(s) designated by either of these groups.

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     c. The Employee will accept such additional duties and assignments within
AssureTec Systems, Inc. as may be requested from time to time. These services and additional duties shall be consistent with the Employee's position but need not necessarily relate to the development and sale of imaging based authentication systems and product activities.

     d. The activities of the Employee shall be performed principally in Southern New Hampshire in which the Company's research and engineering facilities are located. From time to time, it may be necessary for the Employee to work out of other locations, as the Company deems necessary. The Employee recognizes that his duties may require of him overnight travel from time to time.

     e. The Employee hereby accepts such employment by signing this Agreement. Subject to the provisions set out at Section 3 hereof and except for such exemptions set out in Schedule A attached which are further referred to in Sections 7 (b) (ii) hereof, the Employee shall devote all of his business time to the business and affairs of the Company, shall use his best efforts to promote the interests of the Company, and shall perform his duties faithfully, diligently and to the best of his ability.

     f. The Employee represents and warrants that he understands the importance of the provisions of this Agreement to him, and has consulted with his own legal counsel to the extent desired by him in order that the provisions of this Agreement and the legal and tax consequences hereof may be understood and agreed to by him.

     g. The parties acknowledge that the Company intends that the Employee's services, salary and other benefits provided for hereunder shall commence as of the Effective Date.

     2. Term of Employment.

     a. The term of the Employee's employment shall commence as of the Effective Date hereof and shall continue for a period from the Effective Date through December 31, 2006. Neither Employee nor the Company makes any representation as to whether this Agreement shall be renewed.

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     b. Notwithstanding the foregoing, the employment of the Employee shall sooner terminate as provided herein in respect of his death, permanent and total disability, all as provided in Section 6 below.

     3. Compensation.

     a. From the Effective Date through June 30, 2003 the Employee shall earn compensation in the form of an option to acquire 200,000 shares of the Company's common stock at a price of $.375 per as reflected in the attached Stock Option Agreement Number One. Effective July 1, 2003, compensation shall accrue at the rate of $13,500 per month ($162,000 per year), such compensation being deferred until the Company's Directors determine such deferrals is no longer necessary but in no event longer than a period ending October 1, 2004. Following cessation of the referenced deferral period, Employee shall receive compensation payable in cash (subject to required withholding). A performance and salary review shall occur periodically after commencement of employment followed by an annual salary adjustment deemed appropriate by the Directors of the Company.

     b. In addition to the compensation described in this section, Employee is eligible to receive an annual Performance Bonus based on results achieved against annual performance expectations mutually agreed to with the CEO and consistent with the then prevailing policy for executive bonuses established by the Company's Directors.

     c. In addition to the compensation described in this section, on the Effective Date hereof Employee shall receive a stock option award the terms of which are set forth in the Stock Option Agreement Number Two attached hereto

     d. No agreement exists or shall be implied to provide any other form of compensation to Employee such as company vehicle, stock, bonus other than as provided hereunder. The Employee shall be eligible to receive only such salary increases, bonus or incentive compensation, if any, as the Company and its Directors may, in its sole discretion, elect to award.

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     4. Expenses

     a. Following the Effective Date, Employee shall be entitled to reimbursement for all normal and reasonable approved business expenses incurred by him on behalf of the Company upon presentation of vouchers or other evidence of those expenses in accordance with the Company's policies.

     5. Benefits.

     a. Employee is eligible to participate in any group life insurance program, hospitalization insurance program, retirement plan, or similar benefit plans available to professional employees of the Company. Upon the approval of the CEO, and generally, in keeping with the Company's policies which may be in effect during the term of this Agreement, Employee may apply for coverage under the benefit plan available to professional employees of the Company; provided, however, that this provision shall not require the Company to create or maintain any such programs or plans. The Company reserves the right to limit its contribution in effect anytime after the Effective Date hereof provided such policy is equally applied to the engineering team as a matter of policy. Should employee elect to continue the COBRA benefits provided by his former employer, employee will be reimbursed $706.33 per month beginning with date of employment to date employee receives benefits from AssureTec Systems benefit provider.


     b. Employee will be permitted to take up to four (4) weeks vacation each year, in accordance with applicable policies of the Company. Such time shall be pro rated for each calendar year. Employee shall be eligible for additional vacation time if and when such is made available to the professional employees. Any vacation time not used by the Employee during any calendar year shall be forfeited without obligation on the part of the Company to compensate the employee, except that a maximum of one half the annual vacation due employee may be carried over subject to the advanced approval of the CEO of the Company.


     6. Termination.

     a. Termination by the Company for Cause.

     If the Employee shall, during his employment (i) breach his fiduciary duty to the Company, (ii) breach any of the material terms of this Agreement, (iii) engage in any wrongful appropriation of any significant opportunity properly belonging to the Company; or (iv) be convicted of a felony (any of the foregoing shall constitute "cause" for purposes of this Agreement), the Company shall have the right to immediately terminate the Employee's employment, whereupon the Employee shall be entitled solely to receive any unpaid amounts associated with his then applicable salary at the rate provided in Section 3 (a). Such unpaid amount shall be calculated through to the day on which such termination shall take effect. In addition to amounts called for under this Section 6 (a), amounts payable to Employee under Section 3(b) shall be pro-rated through the day on which such termination shall take effect however the terms governing the payment of such amount, as set forth therein, shall not be changed.

     b. Early Termination by the Company Without Cause.

     In the event 1) the Company terminates the services of the Employee during the term hereof without cause (cause as set forth in (a) above) or 2) there is a significant change in the Employee's position, role or responsibilities (items 1 & 2 individually to be considered a "Compensatory Terminating Event") upon the date of written notice of such Compensatory Terminating Event, the Employee shall be entitled to receive, and the Company shall pay to the Employee an amount equal 1) to his salary then payable pursuant to Section 3(a) and 2) the monthly amount of the cash bonus stated in Section 3 (b) , such amounts shall be paid for a period of twelve months from the date of written notice of such Compensatory Terminating Event, such payments to be made on the last day of each month of that continuation period following written notice of such Compensatory Terminating Event provided that during such period the Employee (i) makes himself available to, cooperates with, and assists the Company as a consultant and otherwise to effect an orderly transition, and (ii) observes the covenants contained in Section 7 below. During the period of salary continuance as provided under this provision, base salary in effect at the time of termination shall be the salary without increase for the entire term of salary continuance.

Amounts payable to Employee under Section 3(b) of this Employment Agreement shall be pro-rated through the day on which such termination shall take effect, however the terms governing the payment of such amount, as set forth therein, shall not be changed. The parties intend that such salary payments plus the rights contained in Section 3 (c) of the Option Agreement attached hereto shall constitute full and liquidated damages for such termination without cause, and the Employee shall have no duty to mitigate his losses by seeking other employment or income during or in respect of the salary continuance period following such termination. In the event termination is a direct result of the Company not being able to meet its financial obligations as they become due, such salary continuance shall be payable in the form of Company common stock valued at the higher of the most recent offering of stock to unrelated investors or $.75 per share.


     c. Benefits Payable Upon Death.

     In the event of the Employee's death during the term hereof, the Employee or the Employee's designated beneficiaries shall be entitled to receive his base salary at the rate provided in Section 3(a) and the benefits provided in Section 5 through the end of a three month period following the payroll period in which death occurred, such salary continuance period to be inclusive of all accrued vacation time Employee otherwise would be eligible for at the time of Employee's death. In addition, the Employee's designated beneficiaries shall be entitled to receive; 1) the available proceeds under any group term or other insurance maintained for the benefit of the Employee and 2)

Employee's interest in any stock options vested at the time of Employee's death. In addition to amounts called for under this Section 6 (c) amounts payable to Employee under Section 3(b) shall be pro-rated through the date of the Employees death, however the terms governing the payment of such amount, as set forth therein, shall not be changed.


     7. Covenants During or Following the Term of This Agreement by Employee.

     a. Assistance in Litigation. The Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company during or following the term of this Agreement as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or becomes, a party.

     b. Covenant Not to Compete.

     (i) The Employee agrees that, during the period of his employment and for six months thereafter, he will not, except on behalf of the Company or any of its subsidiaries or affiliates, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or in any other capacity, become involved or be interested in, or otherwise associated with a business activity, any other person, corporation, firm, partnership or other entity whatsoever involving Company sales agents, employees, or customers. Employee shall not engage in document authentication development activities reasonably similar to the company's research and products in the field of border control, check cashing verification, public transportation passenger control and products reasonably similar to the company's products and technologies whether or not protected by patent, such within any territory or area in which the Company is then engaging in business or providing goods or services to its customers; provided, however, that anything to the contrary notwithstanding, the Employee may own as an inactive investor securities of any competitor corporation listed on a national securities exchange or traded in the over-the-counter market, so long as his holding in any one such corporation shall not in the aggregate constitute more than 2% of the voting stock of such corporation. If Employee desires to have such non-compete period less than six months, Employee shall submit such request in writing to the Company within 30 days following termination of employment. Company shall have no obligation to consent to such request.

     (ii) Employee shall devote his exclusive and entire services to the Company as hereinbefore described. The Employee agrees that during his employment he shall not accept any position, employment, gratuities, compensation, or the like from any person, corporation, firm, partnership or other entity whatsoever without written consent from the Company.

     (iii) Non-Solicitation of Fellow Employees and Agents.

     The Employee further agrees that, during the period of his employment and for a period of one (1) year after any termination thereof, for whatever reason, he will not solicit any employee or Agent of the Company or any subsidiary or affiliate of the Company to terminate his employment or agency relationship with the Company or any of its subsidiaries or affiliates.

     (iv) If any restriction set forth in this Section 7(b) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     c. Proprietary Information.


     (i) Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not a limitation, Proprietary Information includes, but is not limited to, inventions, products, processes, methods, techniques, formulas, compositions, compounds, Projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists, software and systems codes and architecture. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an Officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

     (ii) Employee agrees that all files, letters, memoranda, reports, formulas, customer and agent lists, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession during his employment by the Company, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

     (iii) Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers of the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

     d. Patents and Other Developments. With respect to every patent, patent application, invention, product, process, program, apparatus, design, trademark, trade name, copyrightable work or other legally protectable form of "intellectual property" ("Protectable Asset") which the Employee, singly or jointly with others, during his employment by the Company or any of its subsidiaries or affiliates or during the period of salary continuance following termination of employment, for any reason may (during normal business hours and/or using "company" facilities or resources) invent, create, make, discover, conceive, originate or reduce to practice and relating in any way to the products, devices, procedures, programs or schemes then being utilized by the Company or its subsidiaries or affiliates or which otherwise relate to the field of research and or product development of the Company or its subsidiaries or affiliates, the Employee:

     (i) will promptly fully disclose same to the Company and will not disclose same to any other person, company or party without the Company's consent;

     (ii) does hereby assign same and all United States and foreign patent applications, patents, trademarks, trademark applications, trade names and copyrights that may be filed or issued thereon to the Company;

     (iii) will, but without personal expense, fully cooperate with the Company or any of its subsidiaries or affiliates in applying for and securing in the Company's name, or that of its nominee or designees, patents(s), trademark(s), trade name(s) or copyright(s) on the same in each country in the world in which the Company or its nominees or designees may desire to secure such protection or registration and the Employee will promptly execute all proper documents presented to him for signature by the Company or its nominees or designees to enable it or them to secure such protection or registration and to transfer legal title therein, to Company or its nominees or its designees;

     (iv) will, but without personal expense, give such true information and testimony as may be requested by the Company or its nominees or designees relative to the same or relative to such invention(s), product(s), program(s), process (es), apparatus, design(s), trademark(s), trade name(s) or work(s) invented, created, made, discovered, conceived, originated or reduced to practice by any other person or persons and concerning which he has knowledge by reason of his employment by the Company, or any of its subsidiaries or affiliates; and

     (v) states that the only patents, inventions, products, processes, programs, apparatuses, designs, trademarks, trade names or copyrights, or applications for any of the same, in which the Employee personally holds an interest prior to the Effective Date are listed and described in a Schedule attached hereto and are not subject to this Agreement. The absence of any such Schedule means that no such exceptions exist.

     Except as set forth in Schedule A, as of the Effective Date, the Employee does not own nor is he currently developing a Protectable Asset(s) as that term is defined in this Section

     e. Other Agreements. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other person or company to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company which relates directly to the Company's business or to refrain from competing, directly or indirectly, with the business of such previous employer or any other person or company. Employee further represents that his performance of all the terms of this Agreement and as an Employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust related to the Company's business prior to his employment with the Company.

     f. Company's Legal Remedies. The Company and the Employee agree that a violation of the foregoing covenants of this Section 7 or any provision thereof, will cause irreparable injury to the Company and its subsidiaries and affiliates, and that the Company and its subsidiaries and affiliates shall be entitled, in addition to any other rights and remedies they may have at law or in equity, to an injunction enjoining and restraining the Employee from doing or continuing to do any such act and any other violations or threatened violations if this Section 7 or any provisions thereof.


     8. Nonassignability.

     Except as otherwise provided herein), neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section (8) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.

     9. No Attachment.

     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     10. Binding Agreement.

     This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

     11. Complete Agreement.

     This Agreement and any agreements specifically referred to herein contain a complete statement of all arrangements between the parties with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof.

     12. Amendment of Agreement.

     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     13. Waiver.

     No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless it specifically states such therein, and then, each such waiver shall operate only as to the specific term or condition and shall not relate to any act other than that specifically waived. A waiver of a term or condition of this Agreement on any occasion does not imply that a waiver of the same term or condition will or should be granted on any other occasion.

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     14. Severability.

     If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provisions of this Agreement not held so invalid, and such other provisions shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then, to the full extent permitted by law, any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement has not been executed.

     15. Headings.

     The headings of paragraphs herein are included solely for convenience of references and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     16. Governing Law.

     This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of New Hampshire

     17. Notices.

     All notices which Company is required or may desire to give to the Employee shall be given by certified or registered mail, addressed to the Employee at the address referred to above, or at such other place as the Employee may from time to time designate in writing. All notices that the Employee is required or may desire to give to the Company hereunder shall be given by certified or registered mail, addressed to Company at its principal office, or at such other office as Company may from time to time designate in writing. Five days after the date of mailing any such notice shall be deemed to be the date of delivery thereof, unless actual prior delivery occurs.

     18. Miscellaneous.

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All pronouns shall be deemed to refer to the masculine or feminine gender, as applicable.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.






Date:
         ----------------------

         ------------------------------
         Robert C. Babbitt





Date:
         ------------------------------------

         ------------------------------
         R. Bruce Reeves, PhD
         Chairman and Chief Executive Officer
         AssureTec Systems, Inc.

..


Attest   _____________________________________________
         Bruce C. Monk, Director
         AssureTec Systems, Inc.